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                                                                    Exhibit 14.1


                                CERES GROUP, INC.

                           CODE OF CONDUCT AND ETHICS
                           DATED AS OF MARCH 10, 2004

INTRODUCTION

Ceres Group, Inc. is committed to the principles of honest and ethical conduct in all aspects of our business. Ceres has developed this Code of Conduct and Ethics to provide its employees, officers and Board of Directors with practical guidelines for conducting company business. Ceres expects officers, directors and employees to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities and to comply with all applicable laws, regulations and policies. This Code of Conduct and Ethics replaces in its entirety the Company's prior Code of Conduct for Officers, Directors, and Employees and is available on our corporate website at http://www.ceresgp.com.

This code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles and key policies and procedures to guide all employees, officers and directors of Ceres and our subsidiaries. Employees, officers and directors must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. In appropriate circumstances, this code should also be provided to and followed by Ceres' agents and representatives, including consultants. For simplicity, Ceres as used throughout this code refers to Ceres and all our subsidiaries.

Any employee, officer or director who violates the standards in this code will be subject to disciplinary action. If you are in a situation that you believe may violate or lead to a violation of this code, you should follow the guidelines described in Adherence to the Code, below. Ultimately, the determination of whether or not there has been a violation will be at the discretion of our designated ethics officer, who may consult with the chief executive officer or the chairman of the Company's audit committee.

RESPONSIBILITIES OF EMPLOYEES, OFFICERS AND DIRECTORS

Compliance with laws, rules and regulations

Obeying the law, both in letter and in spirit, is the foundation on which the Company's ethical standards are built. All employees, officers and directors must strictly comply with all laws, governmental and NASD rules and regulations that apply to our business, including state and local laws in the areas in which we operate. Any questions as to the applicability of any law, rule or regulation should be directed to our general counsel.

If a law conflicts with a policy in this code, employees, officers and directors must comply with the law. If a local custom or policy conflicts with a policy in this code, employees, officers and directors must comply with the code. If you have any questions about these conflicts or any questions regarding the Company's compliance with any law, rule or regulation, you should ask our general counsel how to handle the situation.

This code is intended to supplement and not override any similar provision in agreements with



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employees, officers and directors.

Insider trading

We have an insider trading policy and all employees, officers and directors must abide by its terms. This policy, among other things, provides that employees, officers and directors may not buy or sell shares of Ceres when they are in possession of material, non-public information. They also are prohibited from passing on such information to others (known as "tipping") who might make an investment decision based on such information. Not only are these types of things in violation of our insider trading policy but they are also unethical and illegal. In addition, to avoid even the appearance of insider trading, our policy prohibits directors and officers from trading in the Company's stock near the end of each calendar quarter until shortly after the release of earnings results, regardless of whether they possess material, non-public information. Consult the Company's Insider Trading Policy for more information.

In addition, employees, officers and directors may not trade in stocks of other companies about which they learn material, non-public information through the course of their employment or service. Any questions as to whether information is material or has been adequately disclosed should be directed to our general counsel.

Conflicts of interests

A conflict of interest occurs when the private interest of an employee, officer or director interferes, or appears to interfere, in any way with the interests of the Company. Conflicts of interest can occur when an employee, officer or director takes action or has interests that could reasonably be expected to make it difficult to make objective decisions on behalf of Ceres or to perform his or her duties effectively. Conflicts of interest also arise when an employee, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company. An employee, officer or director will not be deemed to have a conflict of interest solely on the basis of his or her service on the board of directors of a company that is under common ownership, or has a business relationship, with Ceres.

Here are some ways a conflict could arise:

     - Accepting or giving gifts, favors, meals, entertainment, hospitality, transportation, discounts or anything else having value that is inappropriately significant and beyond what would reasonably be considered a good-will gesture of thanks from or to dealers, suppliers, customers, competitors, agents or others with whom we do business.

     - Holding a material, financial interest in any outside concern from which we secure goods or services or which is a competitor of ours.

     - Serving as an officer, director, employee, partner, agent or consultant of a competitor or a firm seeking to do business with us or involved in a transaction with us.

Conflicts of interests are prohibited as a matter of corporate policy. If you become aware of a conflict or potential conflict, or have a question about whether a conflict exists, you should promptly bring it to the attention of your supervisor or our general counsel.

Corporate opportunities

Employees, officers and directors are prohibited from taking for themselves personally any opportunities that arise through the use of corporate property, information or position and from


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using corporate property, information or position for personal gain. Employees, officers and directors are further prohibited from competing with Ceres directly or indirectly. Employees, officers and directors owe a duty to Ceres to advance the Company's interests when the opportunity to do so arises.

Confidentiality

Employees, officers and directors may learn information about Ceres that is not known to the general public or to competitors. Confidential information includes all non-public information that might be of use to competitors, or harmful to Ceres or our customers if disclosed, including information concerning Ceres' products, businesses, financial performance, results or prospects and all medical or personal information that can be related to a specific individual.

Employees, officers and directors must maintain the confidentiality of information entrusted to them by Ceres or its associates, except when disclosure is authorized or legally mandated. This obligation to protect confidential information does not end when an employee, officer or director leaves the Company. Any questions about whether information is confidential should be directed to our general counsel. As an employee, officer or director, persons from outside the Company may ask questions of you or seek information from you about the Company's business. If you have not received prior authority to respond to the particular type of question, you must defer the question to our Corporate Communications Department, even if you believe you know the answer. If you are uncertain as to whether you have the authority to answer the particular question, first confirm your authority before answering the question or providing the information.

Privacy, Security and Confidentiality of Recorded Personally Identifiable Information

At Ceres, we take our insureds' personal privacy seriously. Ceres is committed to protecting the privacy, security and confidentiality of our insureds' personal financial and health information. Federal and state laws and regulations require us to annually send each insured a copy of our "Privacy Procedures Notice and Notice of Insurance Information Practices." These procedures are explained and outlined in greater detail in the "Ceres Privacy and Security Manual," the "Ceres Privacy Notice and Notice of Insurance Information Practices" and the "Corporate Policies and Procedures" located on the Company's intranet. Each employee, officer and director is required to review and adhere to the Corporate Policies and Procedures.

No confidential information, including physical, mental or behavioral health or condition of an insured, health care issues, payments, claims or premiums, may be disclosed to anyone by mail, phone, electronic means or otherwise if it can in any way identify a person, except as is needed to conduct and service our business or with a signed Authorization Form from the insured.

Fair dealing

Each employee, officer and director must endeavor to deal fairly with Ceres stockholders, competitors, customers, agents, suppliers and other employees. No employee, officer or director may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair practice. Ceres seeks to outperform its competitors fairly and honestly. It seeks competitive advantage through superior performance, never through unethical or illegal business practices.

Protection and proper use of corporate assets


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Theft, carelessness and waste have a direct impact on our profitability.
Employees, officers and directors have a duty to protect corporate assets and ensure their efficient use. Any suspected incident of fraud, theft, embezzlement, wrongful payment or acceptance of payment should be immediately reported for investigation. Company assets should be used only for legitimate business purposes and employees, officers and directors should take measures to ensure against theft, damage, or misuse.

Company assets include intellectual property such as trademarks, business and marketing plans, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information is a violation of our company policy. It could also be illegal and result in civil or even criminal penalties.

Reports filed with the Securities and Exchange Commission

We are committed to ensuring that all disclosure in reports filed with the SEC is full, fair, timely and understandable. Therefore, honest and accurate recording and reporting of financial information is essential for our senior management to make informed responsible business decisions, to enable us to comply with various laws relating to the maintenance of books and records and financial reporting, to enable our chief executive officer and principal financial officer to make certifications in connection with periodic filings made by the Company with the SEC and to inform Ceres' stockholders and the investing public of accurate information about the Company.

Employees, officers and directors are strictly prohibited from falsifying the books and records of the Company or otherwise knowingly circumventing or failing to implement the internal accounting controls of the Company as they now exist or as they may be modified, revised, amended or supplemented. Any suspected incident of fraud or wrongdoing should be immediately reported for investigation.

External auditors - KPMG

Our external auditors, KPMG, play an integral role in the financial reporting process through annual examination and report on Ceres' financial statements and review of periodic reports of the Company. Open and honest fair dealings with our external auditors is therefore essential. No employee, officer or director may make any false or misleading statements to any external auditor in connection with an audit or examination of our financial statements or the preparation or filing of any document or report. Similarly, no employee, officer or director may engage in any conduct to fraudulently influence, coerce, manipulate or mislead any accountant engaged in the audit or review of any of Ceres' financial statements.

Record-keeping

Ceres requires honest and accurate reporting of information. Directors and employees are responsible for ensuring that all of Ceres' books, records, accounts, and financial statements are maintained in reasonable detail, appropriately reflect the Company's transactions, and conform both to applicable legal requirements and to our system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public. Accordingly, directors and all employees should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mails, internal memos and formal reports. Business records and communications may not be


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destroyed unless in accordance with our record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, employees, officers and directors must consult with our general counsel before taking any action since it is critical that any impropriety or possible appearance of impropriety be avoided.

Interaction with public officials

While the Company encourages employees to be involved in civic affairs and the political process, there are many restrictions on contributions the Company can make to political organizations or candidates. When dealing with public officials, employees, officers and directors must avoid any activity that is or appears illegal or unethical. The giving of gifts, including meals, entertainment, transportation, and lodging, to government officials in the various branches of U.S. government, as well as state and local governments, is restricted by law and could be a criminal offense. Employees, officers and directors must obtain pre-approval from Ceres' general counsel before providing anything of value to a government official or employee. The foregoing does not apply to personal lawful political contributions.


Discrimination and harassment

Ceres is firmly committed to providing a professional work environment free from intimidation and to providing equal opportunity in all aspects of employment. Ceres will not tolerate any illegal discrimination or harassment of any kind. All employees, officers and directors should respect the rights and cultural differences of other individuals. It is our policy not to discriminate against any person because of age, race, color, sex, religion, disability, national origin, or other classes protected by applicable federal, state or local law. Harassment of any type will not be tolerated.

Health and safety

The safety and health of our employees is very important to us. Each employee has responsibility for maintaining a safe and healthy workplace by following safety and health rules and practices and reporting accidents, injuries, and unsafe equipment, practices, or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs or alcohol in the workplace will not be tolerated.

ADHERENCE TO THE CODE

No code of conduct and ethics can replace the thoughtful behavior of an ethical person or provide definitive answers to all questions. Since we cannot anticipate every potential situation, certain policies and procedures have been put in place to help employees, officers and directors approach questions or problems as they arise.

Designated ethics officer

We have designated Kathleen L. Mesel, the Company's general counsel, to also serve as our ethics officer with responsibility for overseeing and monitoring compliance with this code. The ethics officer reports directly to our chief executive officer and also will make periodic reports to the audit committee of our board of directors regarding the implementation and effectiveness of this code as well as the policies and procedures put in place to ensure compliance with the code. If you are still concerned after speaking with the general counsel or feel uncomfortable speaking


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with her (for whatever reason), you must (anonymously if you wish) send a detailed note, with relevant documents, to Thomas J. Kilian, the company's chief executive officer, or you may directly contact James J. Ritchie, the chairman of the Company's audit committee, by sending a detailed note, with relevant documents.

Reporting violations

Employees, officers and directors are strongly encouraged to seek guidance from supervisors, managers or other appropriate persons when in doubt about the best course of action to take in a particular situation.

If an employee, officer or director knows of or suspects a violation of this code, or of applicable laws and regulations, he or she must report it immediately to our ethics officer or chief executive officer. If the situation requires it, the reporting person's identity will be kept anonymous. We do not permit retaliation of any kind for good faith reports of violations or possible violations. Such retaliation is grounds for disciplinary action up to and including termination of employment. Employees are expected to cooperate in internal investigations of misconduct.

Our Ethics Hotline (800-500-0333) may be used for the anonymous submission of reports or complaints regarding financial wrongdoing or any violation of this code. Any employee may submit a good faith concern regarding these matters without fear of dismissal or retaliation of any kind.

Investigations

We will promptly investigate reported violations. Employees, officers and directors are expected to cooperate fully with any investigation made by the Company into reported violations.

Discipline and penalties

Employees, officers and directors who violate this code may be subject to disciplinary action, up to and including discharge. Employees, officers and directors who have knowledge of a violation and fail to move promptly to report or correct it and employees, officers and directors who direct or approve violations may also be subject to disciplinary action, up to and including discharge or removal. Furthermore, violations of some provisions of this code are illegal and may subject you to civil and criminal liability.

The determination of whether or not there has been a violation of this code will be at the discretion of our designated ethics officer, who may consult with our chief executive officer. The ethics officer, chief executive officer and our board of directors (or a duly appointed committee of our board of directors), are the only parties who may interpret and enforce this code.

AMENDMENTS AND WAIVERS TO THE CODE

Ceres reserves the right to alter, amend, modify, revoke, suspend, terminate or waive any or all of the code at any time, at our discretion. Any such alteration, amendment, modification, revocation, suspension, termination or waiver to the code which applies to any director, our chief executive officer, our executive officers or our principal financial and accounting officers, or persons performing similar functions, may be made only by our board of directors, or a committee of the board of directors. Any such waivers will be disclosed as required by law or stock exchange regulation. Waivers for all other employees may be granted only by our general counsel.


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